EXHIBIT 2.2

                                                  Execution Copy


                   PURCHASE AND SALE AGREEMENT


                         BY AND BETWEEN


                     BECKMAN COULTER, INC.,
                           AS SELLER,


                               AND

                     CARDBECK CHASKA TRUST,
                          AS PURCHASER


                          JUNE 25, 1998

                317 and 1000 Lake Hazeltine Drive
                        Chaska, Minnesota

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                        TABLE OF CONTENTS


SECTION 1.     DEFINITIONS

     1.1. "Agreement"
     1.2. "Documents"
     1.3. "FF&E"
     1.4. "Improvements"
     1.5. "Intangible Property"
     1.6. "Land"
     1.7. "Lease"
     1.8. "Premises"
     1.9. "Property"
     1.10.     "Purchase Price"
     1.11.     "Seller's Knowledge"
     1.12.     "Title Company"

SECTION 2.     PURCHASE AND SALE

     2.1. Purchase and Sale
     2.2  Exclusion of FF&E

SECTION 3.     CLOSING

     3.1  Closing
     3.2  Purchase Price

SECTION 4.     CONDITIONS TO PURCHASERS' OBLIGATION TO CLOSE

     4.1  Closing Documents

SECTION 5.     CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

     5.1  Purchase Price
     5.2  Closing Documents

SECTION 6.     REPRESENTATION AND WARRANTIES OF SELLER

     6.1  Status and Authority of Seller
     6.2  Action of Seller
     6.3  No Violations of Agreements
     6.4  Litigation
     6.5  Existing Agreements, Etc.
     6.6  Disclosure
     6.7  Utilities, Etc.
     6.8  Compliance With Law
     6.9  Taxes
     6.10 Hazardous substances
     6.11 Insurance
     6.12 Rights of Third Parties
     6.13 Assessments
     6.14 Rent Laws
     6.15 Zoning Laws
     6.16 Condition of Improvements
     6.17 Tax Abatement
     6.18 Reduction of Access
     6.19 No Condemnation
     6.20 Operating Permits
     6.21 Well and Sewage Treatment System Disclosure

SECTION 7.     REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     7.1  Status and Authority of Purchaser
     7.2  Action of Purchaser

SECTION 8.     APPORTIONMENTS

     8.1  Real Property Apportionments
     8.2  Transaction Expenses
     8.3  Survival

SECTION 9.     DEFAULT

     9.1  Default by Seller
     9.2  Default by Purchaser
     9.3  Survival

SECTION 10.  MISCELLANEOUS

     10.1 Agreement to Indemnify
     10.2 Brokerage Commissions
     10.3 Publicity
     10.4 Notices
     10.5 Waivers, Etc.
     10.6 Change of Ownership Statements
     10.7 Proprietary Rights
     10.8 Assignment; Successors and Assigns
     10.9 Severability
     10.10     Counterparts, Etc.
     10.11     Cardinal Capital Partners
     10.12     Governing Law
     10.13     Venue and Jurisdiction
     10.14     Attorneys' Fees
     10.15     Section and Other Headings
     10.16     Nonliability of Officers

                   PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT is made as of June 25,
1998, by and between BECKMAN COULTER, INC., a Delaware corporation ("Seller"), and CARDBECK CHASKA TRUST, a Delaware business trust ("Purchaser").

                            RECITALS

     WHEREAS, the Seller is the owner of the Property (all capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1);

     WHEREAS, the Purchaser desires to purchase the Property, as more fully set forth below; and

     WHEREAS, the Seller is willing to sell the Property to the Purchaser, subject to and upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

                           SECTION 1.

                           DEFINITIONS

     Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

          1.1. "Agreement" shall mean this Purchase and Sale
Agreement, including all Schedules and Exhibits hereto, as it and they may be amended from time to time as herein provided.

          1.2. "Documents" shall mean all books, records and files relating to the operation, maintenance, management or leasing of the Premises belonging to the Seller.

          1.3. "FF&E" shall mean all appliances, trade fixtures, appurtenances, equipment (including, without limitation, machine racking, shelving, conveyor equipment and lifts), furniture, inventory, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by the Seller and located in or at, or used in connection with the operation of the current tenant's business at the Premises, but specifically excluding fixtures and equipment attached to the Premises and used in connection with the operation of the Premises (e.g., HVAC system equipment and fixtures, but excluding the property listed on Schedule B attached hereto and made a part hereof).

          1.4. "Improvements" shall mean all buildings, fixtures, equipment, walls, fences, landscaping and other structures and improvements (excluding the FF&E) situated on, affixed or appurtenant to the Land.

          1.5. "Intangible Property" shall mean all books, records and files relating to the maintenance, management or operation of the Premises belonging to the Seller; all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, rights to deposits, and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character belonging to the Seller with respect to the Premises, in each case to the extent Seller's interest therein is assignable or transferable but excluding any intangible property owned or belonging to the Seller in connection with the FF&E and exclusive of equipment leases, trade names, service marks, and telephone exchange numbers.

          1.6. "Land" shall mean the applicable tract, piece and parcel of land, as more particularly described in Schedule A attached hereto and made a part hereof, together with all easements, rights and appurtenances relating thereto.

          1.7. "Lease" shall mean the lease to be entered into between the Purchaser, as landlord, and the Seller, as tenant, with respect to the Premises and shall include the Lease Modification Agreement dated as of the date hereof between the Purchaser, as landlord, and Seller, as tenant.

          1.8. "Premises" shall mean, collectively, the Land and the Improvements.

          1.9. "Property" shall mean, collectively, the Premises, Intangible Property and Documents.

          1.10. "Purchase Price" shall have the meaning given such term in Section 2.1.

          1.11. "Seller's Knowledge" shall mean, for Seller, the actual knowledge of, including any written notices received by, any officers of the Seller.

          1.12.     "Title Company" shall mean First American
Title Insurance Company.

                           SECTION 2.

                        PURCHASE AND SALE

          2.1. Purchase and Sale. In consideration of the mutual covenants herein contained, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Purchaser, all of Seller's right, title and interest in and to the Property for $15,000,000 (the "Purchase Price"), subject to and in accordance with the terms and conditions of this Agreement. Seller shall convey and Purchaser shall accept fee simple title to the Property in accordance with the terms of this Agreement, subject only to the matters ("Permitted Exceptions") set forth in the Title Policy as defined in Section 4.1(h).

          2.2. Exclusion of FF&E. The FF&E shall remain the property of the Seller and is not included in the transaction contemplated herein.

                           SECTION 3.

                         SECTION CLOSING

          3.1. Closing. The closing of the sale and purchase of the Property (the "Closing") shall take place at the offices of Latham & Watkins, 633 W. Fifth Street, Suite 4000, Los Angeles, California at 10:00 AM, local time, on June 25, 1998, or at such other place, at such other time and on such other date as shall be mutually agreed upon by the Seller and Purchaser (the actual date of the Closing being herein referred to as the "Closing Date").

          3.2. Purchase Price. The Purchase Price shall be payable by Purchaser to the Seller in the amount set forth in
Section 2.1, and shall be payable on the Closing Date by wire transfer of immediately available funds to the account or accounts designated by the Seller by notice to Purchaser prior to the Closing Date.

                           SECTION 4.

          CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

          The obligation of Purchaser to acquire the Property on the Closing Date shall be subject to the satisfaction of the following conditions on and as of the Closing Date:

          4.1 Closing Documents. Seller shall have delivered to Purchaser or its designees:

               (a) A deed, with respect to the Premises, in proper statutory form for recording, duly executed and acknowledged by Seller, conveying title to the Premises, in form and substance satisfactory to Purchaser and to the Title Company;

               (b)  A bill of sale, in form and substance
reasonably satisfactory to Seller and Purchaser, duly executed and acknowledged by Seller, with respect to all of the Seller's right, title and interest in, to and under the Documents, and the Intangible Property, and any items of personal property included on Schedule B to be conveyed to Purchaser in accordance with the terms of this Agreement;

               (c)  A non-foreign affidavit with respect to
Seller as required by Internal Revenue Code Section 1445(b)(2) and the regulations issued thereunder, for the Premises conveyed;

               (d) To the extent the same are in the Seller's possession, copies of agreements pertaining to the Property;

               (e)  The Lease, duly executed by Seller;

               (f) An opinion of Seller's counsel addressed to Purchaser and Purchaser's lender that the Lease (i) has been duly executed and delivered by Seller and (ii) is enforceable in accordance with its terms under the laws of the State of Minnesota, except for bankruptcy, equitable principles and other customary exceptions thereto;

               (g)  A certificate of Seller's Secretary or
Assistant Secretary evidencing that those officers acting for Seller have full authority to consummate the transactions contemplated by this Agreement, including the execution of the Lease. Such evidence shall recite resolutions of the board of directors of Seller;

               (h)  An Owner's Policy of Title Insurance (a
"Title Policy") on the current ALTA form with a so-called "extended coverage" endorsement issued through the Title Company and insuring, for an amount equal to the Purchase Price, that good and marketable fee simple title to the Premises is vested in Purchaser;

               (i) An as-built survey of the Premises, dated within ninety (90) days of the Closing Date and certified to Purchaser, Purchaser's lender and the Title Company, which has been prepared in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" jointly established by ALTA and ACSM;

               (j)  Unless required to be posted at the
Improvements, the original, or a certified copy of the current certificate of occupancy or its legal equivalent for the Property, with all amendments thereto (unless the municipality where the Improvements are located does not issue such certificate or its legal equivalent); and

               (k)  Such other conveyance documents,
certificates, deeds, affidavits and other instructions as Purchaser or the Title Company may reasonably require.

                           SECTION 5.

           CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

          The obligation of the Seller to convey the Property on the Closing Date to Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

     5.1. Purchase Price. Purchaser shall deliver to the Seller the Purchase Price as provided in Section 3.2.

     5.2. Closing Documents.  Purchaser shall have delivered to
Seller:

          (a)  The Lease, duly executed by Purchaser;

          (b) An opinion of Purchaser's counsel addressed to Seller that Purchaser has the requisite power and authority and has taken all necessary action to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;
          (c) An opinion of Purchaser's counsel addressed to Seller that the Qualified Exchange Agreement (as defined in the Lease Modification Agreement) (i) has been duly executed and delivered by Purchaser, and (ii) is enforceable in accordance of the laws of the State of New York, except for bankruptcy, equitable principles and other customary exceptions thereto;

          (d) A Certification from Purchaser as to the identities and addresses of all beneficial owners of the Purchaser; and
(e) A duly executed SPE Covenant and Pledge Agreement from each beneficial owner of Purchaser.

                           SECTION 6.

            REPRESENTATIONS AND WARRANTIES OF SELLER

          To induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the Closing
Date as follows:

          6.1. Status and Authority of Seller. Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware, and has all requisite power and authority under the laws of the State of Delaware and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has duly qualified to transact business in the jurisdiction where the Property is located.

          6.2. Action of Seller. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

          6.3. No Violations of Agreements. Neither the execution of this Agreement, nor the consummation by Seller of the transactions contemplated by this Agreement will (a) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a termination of, any agreement or instrument to which Seller is a party, (b) violate any restriction to which Seller is subject, (c) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree, or order, or (d) except as expressly contemplated hereby, result in the creation of any lien, charge or encumbrance upon the Property. Seller has received no notice of and, to Seller's Knowledge, is not in default under any agreement or instrument where the liability thereunder might adversely affect Seller's ability to perform its obligations under this Agreement.

          6.4. Litigation. Seller has received no written notice of and, to Seller's Knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (b) will result in any material adverse change in the business, operation, affairs or condition of the Property, or (c) result in or subject the Property to a material liability, or (d) involves condemnation or eminent domain proceedings against any part of the Property.

          6.5. Existing Agreements, Etc. To Seller's Knowledge, other than the agreements provided to Purchaser prior to the Closing Date, there are no existing material agreements affecting the Property which will be binding on Purchaser subsequent to the Closing Date.

          6.6. Disclosure. To Seller's Knowledge, there is no fact or condition which materially and adversely affects the condition of the Property which has not been set forth in this Agreement, or in the other documents, certificates or statements furnished to Purchaser in connection with the transactions contemplated hereby.

          6.7. Utilities, Etc. To Seller's Knowledge, all utilities and services necessary for the current use and operation of the Premises (including, without limitation, road access, gas, water, storm drainage facilities, electricity and telephone) are available thereto and are of sufficient capacity to meet adequately all needs and requirements necessary for the current use and operation of the Premises. To Seller's Knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Premises.

          6.8. Compliance With Law; Covenants, Agreements, Etc.. To Seller's Knowledge, the Premises and the use and operation thereof (a) do not violate any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy or parking, environmental protection, occupational health and safety and fire safety applicable thereto and (b) comply in all material respects with covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or to Seller's Knowledge, which may require repairs, modifications or alterations in or to the Premises or any part thereof. There are presently in effect all material licenses, permits, certificates of occupancy and other authorizations necessary for the current use, occupancy and operation of the Premises. Seller has not received written notice of any threatened request, application, proceeding, plan, study, or accord which would materially adversely affect the present use or zoning of the Property or which would modify or realign any adjacent street or highway.

          6.9. Taxes. To Seller's Knowledge, other than the amounts disclosed by tax bills, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to the Property, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent.

          6.10. Hazardous Substances. Except as may be disclosed in any environmental report and related information (the "Report," as listed on Schedule C) delivered by Seller to Purchaser prior to the date hereof, to Seller's Knowledge, the Property is free of any "hazardous substance" (as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules and regulations promulgated pursuant thereto, as from time to time amended and any other applicable federal, state or local law, collectively "laws"), contaminant, oil, radioactive or other materials the removal of which is required or the maintenance of which is prohibited by any local, state or federal agency, authority or governmental unit (such hazardous substances the removal of which is required and/or the maintenance of which is prohibited being hereinafter referred to as "Dangerous Substances"). Seller does not now, nor has it or any of its affiliated entities ever disposed of any Dangerous Substances on the Property and, except as disclosed in the Report, to Seller's Knowledge, the Property was never used for such purpose, and the Property contains no Dangerous Substances in violation of applicable laws. Except as disclosed in the Report, to Seller's Knowledge, there are no underground storage tanks located on the Property in violation of applicable laws. Neither Seller nor any current tenant nor occupant of the Property has dumped or landfilled any garbage or refuse on the Property, and to Seller's Knowledge the Property was never used for such purpose. Except as may be shown on surveys of the Property delivered to Purchaser at Closing, to Seller's Knowledge, the Property is not located within an area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other governmental agency or body as being subject to special flood areas. Seller hereby indemnifies and holds Purchaser harmless for and against any loss, liability, claim or expense (including, without limitation, cleanup, engineering and attorney's fees and expenses and court costs) that Purchaser may incur by reason of (i) the Property containing any Dangerous Substances on or prior to the Closing Date and (ii) the representation contained in this subsection being false.

          6.11. Insurance. Seller has received no written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premium charged therefor.

          6.12.     Rights of Third Parties.  Except as
previously disclosed to Purchaser or as contained in this Agreement, the Property is not subject to any agreements of sale, or any options, or other rights of third parties to acquire any interest therein.

          6.13. Assessments. Seller has received no notice of and to Seller's Knowledge there is no ordinance pending authorizing improvements, the cost of which might be assessed against Purchaser or the Property.

          6.14. Rent Laws. Seller has received no notice of and to Seller's Knowledge there are no rent control or rent stabilization laws or ordinances which restrict or control the amount of rent which may be charged for the leasing of the Premises.

          6.15. Zoning Laws. To Seller's Knowledge, the Property is not in violation of any applicable building and zoning laws, rules, codes or regulations ("Zoning Laws"). To Seller's Knowledge, the conformity of the Property (or the use thereof for its intended purposes) with the Zoning Laws is not based, in whole or in part, upon the Improvements or the current uses thereof, being a so-called "non-conforming" use or similar exemption.

          6.16. Condition of Improvements. To Seller's Knowledge, the Improvements, including the roofs and foundations thereof, and all fixtures, machinery and equipment attached or appurtenant to the Improvements and/or used in the operation thereof, including, but not limited to, the heating, air conditioning, ventilating, electrical, lighting, elevator and plumbing systems thereof, located or used in connection with such Improvements, are in satisfactory and usable condition, all sidewalks, parking facilities, storm drainage and irrigation systems, exterior siding and floors are in good repair, and there are no structural or other material defects therein or the necessity for any material repairs or replacements thereof. The Seller has not received any notice from any bonding or insurance company of any defects or inadequacies in the Premises, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

          6.17.     Tax Abatement.  Except as previously
disclosed to Purchaser, there are no tax abatements, exemptions or special assessments affecting the Property.

          6.18. Reduction of Access. Seller has no knowledge of any fact or condition existing which would result or could result in the termination or reduction of the current access from the Property to existing thoroughfares, or any reduction in or to sewer or other utility services presently serving the Premises.

          6.19. No Condemnation. To Seller's Knowledge, no condemnation proceedings, eminent domain proceedings or similar actions or proceedings are now pending, or threatened against the Premises or any portion thereof.

          6.20. Operating Permits. Seller now possesses all material licenses, certificates, permits, certificates of occupancy, easements and rights-of-way that are required to own, operate, use and maintain the Premises as it is currently owned and operated, used and maintained (collectively, "Operating Permits"). Seller has not received any notice of any uncured violation or of any present violation of any Operating Permit or any applicable building, zoning or other ordinances, resolutions, statutes or regulations of any governmental agency (including, but not limited to, environmental control agencies or any Insurance Board of Underwriters) with respect to the use, maintenance, condition or operation of the Premises or any part thereof. To Seller's Knowledge, the Premises conform to all and do not violate any other laws, orders, ordinances, permits, rules, regulations and requirements and is being used in conformity with the Operating Permits.

          6.21. Well and Sewage Treatment System Disclosure. To Seller's Knowledge, the Premises contain no "wells" within the meaning of Minn. Stat. Section 103I.005, Subdivision 21 nor do the Premises contain a "sewage treatment system" within the meaning of Minn. Stat. Section 115.55, Subdivision 6. This representation is intended to satisfy the disclosure requirements of Minn. Stat. Section 103I.235, Subdivision 1(a) and Minn. Stat.
Section 115.55, Subdivision 6.

                           SECTION 7.

           REPRESENTATIONS AND WARRANTIES OF PURCHASER

          To induce the Seller to enter in this Agreement, Purchaser represents and warrants to the Seller as follows:

          7.1. Status and Authority of Purchaser. Purchaser is a business trust duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          7.2. Action of Purchaser. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to any Closing Date such document (other than any Qualified Exchange Agreement (as defined in the Lease Modification Agreement)) shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

                           SECTION 8.

                         APPORTIONMENTS

          8.1. Real Property Apportionments. There shall be no prorations or apportionments hereunder insofar as the Seller shall be required to pay all items usually prorated in transactions of the type described herein, including all real property taxes applicable to any period prior to the Closing Date.

          8.2. Transaction Expenses. The Seller will pay all fees and expenses associated with the transaction contemplated hereby, including but not limited to, fees and expenses associated with the negotiation and preparation of documents, fees of outside legal counsel for the Seller, but not the Purchaser, the advisory fees and expenses of Citicorp Real Estate, Inc., appraisal fees, recording and survey costs, transfer taxes (including, without limitation, any transfer taxes triggered or required by recording a Memorandum of Lease) and title insurance premiums and other title charges. Purchaser shall bear the fees and expenses of outside legal counsel and other outside consultants and advisors for Purchaser, including the costs of such in connection with the negotiation and preparation of the documents as well as any evaluative surveys and reports ordered and obtained by Purchaser.

          8.3. Survival. The obligations of the parties under this Section 8 shall survive the Closing.

                           SECTION 9.

                             DEFAULT

          9.1. Default by Seller. Seller shall indemnify Purchaser against, and hold Purchaser harmless from, any and all loss, damage, liability or expense, including court costs and reasonable attorneys' fees, which Purchaser may incur or sustain by reason of or arising from (a) any misrepresentation made by or on behalf of Seller contained herein or in any certificate or other instrument furnished or to be furnished by Seller hereunder, or (b) any breach of Seller's warranties, covenants or representations set forth in Section 6 hereof.

          9.2. Default by Purchaser. Purchaser shall indemnify Seller against and hold Seller harmless from any and all loss, damage, liability or expense, including court costs and reasonable attorneys' fees, which Seller may incur or sustain by reason of, or arising from, any misrepresentation made by Purchaser contained herein.
          9.3. Survival. The provisions of this Section 9 shall survive the Closing for a period of two (2) years.

                           SECTION 10.

                          MISCELLANEOUS

          10.1.     Agreement to Indemnify.

               (a) Subject to any express provisions of this Agreement to the contrary, Seller shall indemnify and hold harmless Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of events, contractual obligations, acts or omissions of the Seller that occurred in connection with the ownership or operation of the Property prior to the Closing, or any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof at any time or times prior to the Closing.

               (b) Whenever any party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.
               (c) The provisions of this Section 10.1 shall survive the Closing and the termination of this Agreement.

          10.2. Brokerage Commissions. Each of the parties hereto represents to the other parties that, except for Citicorp Real Estate, Inc., it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim a commission or other compensation for bringing about this Agreement or the transactions contemplated hereby. Seller shall indemnify and hold harmless Purchaser and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with Seller. Purchaser shall indemnify and hold harmless Seller and each of its legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with Purchaser, other than any such claim made by Citicorp Real Estate, Inc. Seller shall pay the commission of Citicorp Real Estate, Inc. pursuant to a separate agreement with Citicorp Real Estate, Inc. Nothing contained in this section shall be deemed to create any rights in any third party. The provisions of this Section 10.2 shall survive the Closing and any termination of this Agreement.

          10.3. Publicity. Except as required by law or contractual obligations, the parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the parties may issue press releases, enter into discussions with rating agencies, and respond to inquiries from investors. No party, or its employees shall trade in the securities of any parent or affiliate of Seller or of Purchaser until a public announcement of the transactions contemplated by this Agreement has been made. No party shall record this Agreement or any notice thereof.

          10.4.     Notices.

               (a) All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Agreement (collectively "Notice" or "Notices") shall be in writing and shall be deemed to have been given for all purposes (i) three (3) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, (ii) one (1) day after having been sent by Federal Express or other nationally recognized air courier service, to the Addresses stated below or (iii) one (1) day after having been transmitted via facsimile, provided that a conforming signed original is mailed to the party to receive the notice on the date it is transmitted:

     If to Seller

          Office of General Counsel
          Beckman Coulter, Inc.
          4300 N. Harbor Boulevard
          Fullerton, California  92834-3100
          Facsimile No.:  (714) 773-7936

     with copy to:

          Latham & Watkins
          633 West 5th Street
          Suite 4000
          Los Angeles, California  90071
          Attention:  Martha B. Jordan, Esq.
          Facsimile No.:  (213) 891-8763

     If to Purchaser

          Cardbeck Chaska Trust
          c/o Cardinal Capital Partners, Inc.
          8411 Preston Road
          Dallas, Texas  75225
          Facsimile No.:  (214) 696-9845

     with copy to:

          Goldfarb & Fleece
          345 Park Avenue
          New York, New York  10154
          Attention:  Steven B. Shore, Esq.
          Facsimile No.:  (212) 751-3738

               (b) Upon not less than fifteen (15) days written notice to the other party, Seller or Purchaser shall each have the right to (i) add a copy party and a copy address to those specified above, (ii) change its address specified above, and
(iii) change its copy addressee or copy address specified above or specified in a notice delivered pursuant to subparagraph (a) above.

          10.5. Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

          10.6. Change of Ownership Statements. Prior to filing any change of ownership statements, if any, with any governmental authority or agency in connection with the sale pursuant to this Agreement, Purchaser shall provide Seller with copies of such statements. Notwithstanding the provisions of
Section 10.4, if Landlord provides such copies by facsimile, same shall be deemed to have been given on the date transmitted.

          10.7. Proprietary Rights. This Agreement does not grant to Purchaser any right, title, or interest in or to Seller's proprietary rights or information, including, but not limited to Seller's name, trade marks, trade names, trade dress, trade symbols, copyrights, patents, patent applications, inventions, trade secrets, product names or designations, model names or numbers, processes, models, prototypes, designs, or formulas and Seller specifically retains the right to rename any personal property or signage which includes any such proprietary rights or information and may remove any such proprietary rights from the property.

          10.8. Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

          10.9. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

          10.10. Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

          10.11.         Cardinal Capital Partners.  For all
purposes under Section 6 of this Agreement, disclosure to Cardinal Capital Partners, Inc., a Texas corporation, shall be deemed to be a disclosure to Purchaser.

          10.12. Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of California, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or
(iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of California; or (vii) any combination of the foregoing.

          10.13. Venue and Jurisdiction. To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State of California as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of California and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

          10.14. Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

          10.15.         Section and Other Headings.  The
headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          10.16. Nonliability of Officers. NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SELLER OR OF PURCHASER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SELLER OR PURCHASER.
ALL PERSONS DEALING WITH SELLER OR PURCHASER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SELLER OR PURCHASER, AS APPLICABLE, FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                              SELLER:

                              BECKMAN COULTER, INC.


                              By: WILLIAM H. MAY
                              Its: Vice President, General Counsel
                                   and Secretary


                              PURCHASER:

                              CARDBECK CHASKA TRUST.


                              By: M. SCOTT KIPP
                              Its: Administrative Trustee

Schedule A  -  LEGAL DESCRIPTION OF THE LAND

Schedule B  -  LIST OF FF&E BEING TRANSFERRED  -  NONE

Schedule C  -  LIST OF ENVIRONMENTAL REPORTS